SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                               Webvan Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   94845V-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                                   Page 1 of 1
                            Exhibit Index on Page 16

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 2 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Benchmark Capital Partners, L.P. ("BCP")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      32,043,432   shares,   except  that
      OWNED BY EACH REPORTING                BCMC,  the general  partner of BCP,
              PERSON                         may be deemed to have sole power to
               WITH                          vote  these  shares,  and  David M.
                                             Beirne    ("Beirne"),    Bruce   W.
                                             Dunlevie  ("Dunlevie"),  J. William
                                             Gurley ("Gurley"),  Kevin R. Harvey
                                             ("Harvey"),    Robert   C.    Kagle
                                             ("Kagle"),   Andrew   S.   Rachleff
                                             ("Rachleff") and Steven M. Spurlock
                                             ("Spurlock"),  the members of BCMC,
                                             may be deemed to have shared  power
                                             to vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             32,043,432   shares,   except  that
                                             BCMC,  the general  partner of BCP,
                                             may be deemed to have sole power to
                                             dispose   of  these   shares,   and
                                             Beirne,  Dunlevie,  Gurley, Harvey,
                                             Kagle,  Rachleff and Spurlock,  the
                                             members  of BCMC,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      32,043,432
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       10.82%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 3 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Benchmark Founders' Fund, L.P. ("BFF")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      4,478,544 shares, except that BCMC,
      OWNED BY EACH REPORTING                the general  partner of BFF, may be
              PERSON                         deemed to have  sole  power to vote
               WITH                          these shares, and Beirne, Dunlevie,
                                             Gurley, Harvey, Kagle, Rachleff and
                                             Spurlock,  the members of BCMC, may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             4,478,544 shares, except that BCMC,
                                             the general  partner of BFF, may be
                                             deemed  to  have   sole   power  to
                                             dispose   of  these   shares,   and
                                             Beirne,  Dunlevie,  Gurley, Harvey,
                                             Kagle,  Rachleff and Spurlock,  the
                                             members  of BCMC,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      4,478,544
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       1.51%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 4 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Benchmark Capital Management Co., L.L.C. ("BCMC")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      36,521,976    shares,    of   which
      OWNED BY EACH REPORTING                32,043,432  are  directly  owned by
              PERSON                         BCP  and   4,478,544  are  directly
               WITH                          owned  by BFF.  BCMC,  the  general
                                             partner  of  BCP  and  BFF,  may be
                                             deemed to have  sole  power to vote
                                             these shares, and Beirne, Dunlevie,
                                             Gurley, Harvey, Kagle, Rachleff and
                                             Spurlock,  the members of BCMC, may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned  by BFF.  BCMC,  the  general
                                             partner  of  BCP  and  BFF,  may be
                                             deemed  to  have   sole   power  to
                                             dispose   of  these   shares,   and
                                             Beirne,  Dunlevie,  Gurley, Harvey,
                                             Kagle,  Rachleff and Spurlock,  the
                                             members  of BCMC,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,521,976
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             OO

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 5 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David M. Beirne ("Beirne")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      6,165 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF. Beirne is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             6,165 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF. Beirne is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,528,141
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 6 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bruce W. Dunlevie ("Dunlevie")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      5,932 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Dunlevie is a member
                                             of BCMC, the general partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             5,932 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Dunlevie is a member
                                             of BCMC, the general partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,527,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 7 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     J. William Gurley ("Gurley")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      2,967 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF. Gurley is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             2,967 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF. Gurley is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,524,943
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 8 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kevin R. Harvey ("Harvey")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF. Harvey is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF. Harvey is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,521,976
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                 Page 9 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert C. Kagle ("Kagle")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      1,932 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Kagle is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             1,932 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Kagle is a member of
                                             BCMC,  the  general  partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,523,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                Page 10 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Andrew S. Rachleff ("Rachleff")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      1,932 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Rachleff is a member
                                             of BCMC, the general partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             1,932 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Rachleff is a member
                                             of BCMC, the general partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,523,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 94845V-10-7                 13 G                Page 11 of 18 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Steven M. Spurlock ("Spurlock")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      3,932 shares
      OWNED BY EACH REPORTING        -------------------------------------------
              PERSON                    6    SHARED VOTING POWER
               WITH
                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Spurlock is a member
                                             of BCMC, the general partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             3,932 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             36,521,976    shares,    of   which
                                             32,043,432  are  directly  owned by
                                             BCP  and   4,478,544  are  directly
                                             owned by BFF.  Spurlock is a member
                                             of BCMC, the general partner of BCP
                                             and BFF,  and may be deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      36,525,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       12.33%

--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER

           Webvan Group, Inc.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           310 Lakeside Drive
           Foster City, CA 94404


ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the members of BCMC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.


ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           Benchmark Capital
           2480 Sand Hill Road, Suite 200
           Menlo Park, California 94025


ITEM 2(C). CITIZENSHIP

           BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.


ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 94845V-10-7


ITEM 3.    Not Applicable


ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable


ITEM 10.   CERTIFICATION.

           Not applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2000


                                  BENCHMARK CAPITAL PARTNERS, L.P., a Delaware
                                  Limited Partnership

                                  By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member



                                  BENCHMARK FOUNDERS' FUND, L.P., a Delaware
                                  Limited Partnership

                                  By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member


                                  BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a
                                  Delaware Limited Liability Company

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member


                                  DAVID M. BEIRNE

                                  By: /s/ David M. Beirne
                                      ------------------------------------------
                                      David M. Beirne


                                  BRUCE W. DUNLEVIE

                                  By: /s/ Bruce W. Dunlevie
                                      ------------------------------------------
                                      Bruce W. Dunlevie

                                  J. WILLIAM GURLEY

                                  By: /s/ J. William Gurley
                                      ------------------------------------------
                                      J. William Gurley


                                  KEVIN R. HARVEY

                                  By: /s/ Kevin R. Harvey
                                      ------------------------------------------
                                      Kevin R. Harvey


                                  ROBERT C. KAGLE

                                  By: /s/ Robert C. Kagle
                                      ------------------------------------------
                                      Robert C. Kagle


                                  ANDREW S. RACHLEFF

                                  By: /s/ Andrew S. Rachleff
                                      ------------------------------------------
                                      Andrew S. Rachleff


                                  STEVEN M. SPURLOCK

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  17

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Webvan Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 10, 2000


February 10, 2000                 BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a
                                  Delaware Limited Liability Company

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member


February 10, 2000                 BENCHMARK CAPITAL PARTNERS, L.P., a Delaware
                                  Limited Partnership

                                  By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member


February 10, 2000                 BENCHMARK FOUNDERS' FUND, L.P., a Delaware
                                  Limited Partnership

                                  By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner

                                  By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member


February 10, 2000                 By: /s/ Bruce W. Dunlevie
                                      ------------------------------------------
                                      Bruce W. Dunlevie

February 10, 2000                 By: /s/ J. William Gurley
                                      ------------------------------------------
                                      J. William Gurley


February 10, 2000                 By: /s/ Kevin R. Harvey
                                      ------------------------------------------
                                      Kevin R. Harvey


February 10, 2000                 By: /s/ Robert C. Kagle
                                      ------------------------------------------
                                      Robert C. Kagle


February 10, 2000                 By: /s/ Andrew S. Rachleff
                                      ------------------------------------------
                                      Andrew S. Rachleff


February 10, 2000                 By: /s/ Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock